Exhibit 10.7
J.P. MORGAN SECURITIES INC.
270 Park Avenue
New York, New York 10016
BANC OF AMERICA SECURITIES LLC
214 North Tryon Street
Charlotte, North Carolina 28255
WACHOVIA CAPITAL MARKETS, LLC
One Wachovia Center
301 South College Street
Charlotte, North Carolina 28288
June 18, 2008
Lender Processing Services, Inc.
$1,350,000,000 Senior Secured Credit Facilities
$375,000,000 Senior Notes
Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attention: Brent Bickett
Ladies and Gentlemen:
     J.P. Morgan Securities Inc. (“JPMorgan”), Banc of America Securities LLC (“BAS”) and Wachovia Capital Markets, LLC (“WCM” and, collectively with JPMorgan, BAS and WCM, “we”, “us” or the “Arrangers”) have been engaged by you to arrange the senior secured credit facilities (the “Bank Facilities”) referred to above, which will be comprised of (i) a term loan “A” facility of $700 million bearing interest initially at LIBOR plus 250 basis points (the “Term A Facility”), (ii) a term loan “B” facility of $510 million bearing interest at LIBOR plus 250 basis points (the “Term B Facility”) and (iii) a revolving credit facility of $140 million bearing interest initially at LIBOR plus 250 basis points (the “Revolving Credit Facility”).
     In addition, we note that Lender Processing Services, Inc. has executed a purchase agreement with the initial purchasers named therein (which include each of the undersigned) under which the initial purchasers have, subject to the terms and conditions stated therein, severally agreed to purchase an aggregate of $375 million of 8.125% Senior Notes due 2016 of Lender Processing Services, Inc.
     We are pleased to confirm that, as of 5:00 p.m. (New York City time) on the date hereof, we have received commitments (in a form or manner consistent with that customarily provided in syndicated bank facilities of this type, and subject to satisfactory documentation and the conditions to borrowing therein) from others, including certain affiliates of the undersigned, for the full $700 million amount of the Term A Facility, the full $510 million amount of the Term B Facility and the full $140 million amount of the Revolving Credit Facility, in each case on the terms set forth above and in the term sheet attached as Exhibit A.
     The indemnification and confidentiality provisions set forth in the engagement letter dated December 31, 2007, as amended, with respect to the aforementioned Bank Facilities shall apply to this letter, except that we hereby consent to the submission of this letter to the Securities and Exchange Commission in connection with its review of the Form 10 relating to the proposed spin-off of Lender Processing Services, Inc.

     This Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.
     We are pleased to have been given the opportunity to assist you in connection with this important financing.

Sincerely, J.P. MORGAN SECURITIES INC.
By:	/s/ Stathis Karanikolaidis
	Title:	Vice President

BANC OF AMERICA SECURITIES LLC
By:	/s/ John Rote
Title: Managing Director

WACHOVIA CAPITAL MARKETS, LLC
By:	/s/ Rit Amin
Title: Director

Acknowledged and agreed to as of
the date first written above:
FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Brent Bickett Title: Executive Vice President

EXHIBIT A
LENDER PROCESSING SERVICES, INC.
$1,350,000,000 Senior Secured Credit Facilities
Summary of Principal Terms and Conditions

I.	Parties

	Borrower:	Lender Processing Services, Inc. (the “Borrower”), and prior to the Spinoff (as defined below), a wholly-owned subsidiary of Fidelity National Information Services, Inc. (the “Parent”).

	Transactions:	The Parent will contribute (the “Contribution”) to the Borrower substantially all of the assets, liabilities and operations of the Acquired Business (as defined below) in exchange for equity interests in the Borrower and certain indebtedness of the Borrower (consisting of (a) $700,000,000 aggregate principal amount of Term A Loans (as defined below); (b) $510,000,000 aggregate principal amount of Term B Loans (as defined below); and (c) $375,000,000 aggregate principal amount of senior unsecured notes due 2016 issued in a public offering or a Rule 144A offering (the “Senior Notes”). The Term A Loans, the Term B Loans and the Senior Notes are referred to collectively herein as the “Exchange Debt”). Following the Contribution, the Parent will distribute all of the issued and outstanding shares of the Borrower’s common stock on a pro rata basis to holders of the Parent’s common stock (the “Spinoff”). In connection with the Spinoff, the Parent will exchange 100% of the Exchange Debt for all of the outstanding principal of the “Tranche B Term Loans” issued under the Parent’s existing credit facility (the “Existing Tranche B Loans”) (all of which will be owned at that time by JPMCB, Bank of America and Wachovia Bank (each, as defined below) or their respective affiliates) through a debt-for-debt exchange that is intended to be tax-free to the Parent (the “Exchange”), following which (A) the Existing Tranche B Loans acquired by the Parent in the Exchange will be retired, (B) the Exchange Debt acquired by JPMCB, Bank of America and Wachovia Bank (or their respective affiliates) in the Exchange will be distributed (i) with respect to the Term A Loans and the Term B Loans, to the Lenders (as defined below) in the syndication thereof and (ii) with respect to the Senior Notes, to qualified purchasers in a private or public offering thereof and (C) the applicable Lenders will provide the Revolving Credit Facility (as defined below) to the Borrower.

The Contribution, the Spinoff, the Exchange and the financing transactions contemplated above are referred to as the “Transactions”.

“Acquired Business” means the Lender Processing Services segment of the Parent, which provides mortgage-related processing services, and is transferred to the Borrower in connection with the Contribution.

Guarantors:	The Senior Credit Facilities (as defined below) will be guaranteed (each, a “Guarantee”; and the providers of Guarantees collectively, the “Guarantors” and, together with the Borrower, the “Loan Parties”) by a sufficient number of the Borrower’s domestic subsidiaries to constitute at least 95% of the consolidated EBITDA and at least 95% of the consolidated total assets of the Available Domestic Entities (as defined below). The “Available Domestic Entities” shall mean all of the direct and indirect domestic Subsidiaries of the Borrower other than the following: (i) any regulated insurance subsidiary, (ii) any direct or indirect domestic subsidiary of any foreign subsidiary of the Borrower, (iii) any Unrestricted Subsidiary (defined below) and (iv) such other entities as may be set forth in the definitive loan documentation.

“Unrestricted Subsidiary” means any subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary in accordance with limitations to be agreed; provided that immediately after giving effect to such designation, the Loan Parties shall be in compliance, on a pro forma basis, with all covenants, including the financial covenants.

“Restricted Subsidiary” means any subsidiary of the Borrower other than any Unrestricted Subsidiary.

	Joint Lead Arrangers and Joint Bookrunners:	J.P. Morgan Securities Inc., Banc of America Securities LLC and Wachovia Capital Markets, LLC (collectively, in such capacity, the “Lead Arrangers”).

	Administrative and Collateral Agent:	JPMorgan Chase Bank, N.A. (“JPMCB”) (in such capacity, the “Administrative Agent”).

	Syndication Agents:	Bank of America, N.A. (“Bank of America”) and Wachovia Bank, National Association (“Wachovia Bank” and, together with Bank of America in such capacity, the “Syndication Agents”).

	Lenders:	A syndicate of banks, financial institutions and other entities, including JPMCB, Bank of America and Wachovia, arranged by the Lead Arrangers and reasonably acceptable to the Borrower (collectively, the “Lenders”).

II.	Senior Credit Facilities

	Type and Amount of Facilities:	An aggregate principal amount of up to $1,350,000,000 will be available through the following facilities (collectively, the “Senior Credit Facilities”):

Term A Facility: a $700,000,000 5-year term loan facility.

Term B Facility: a $510,000,000 6-year term loan facility (together with the Term A Facility, the “Term Facilities”).

Revolving Credit Facility: a $140,000,000 revolving credit facility which will include a $25,000,000 sub-facility for the issuance of letters of credit (each a “Letter of Credit”) and a $20,000,000 sub-facility for swingline loans (each, a “Swingline Loan”). Letters of Credit will be initially issued by JPMCB (in such capacity, the “Issuing Bank”), and each of the Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan. An amount to be determined of the Revolving Credit Facility may be drawn on the Closing Date.

	Maturity:	The Term A Facility will mature and be payable in full on the 5th anniversary of the date on which the note under the Term A Facility is issued to the initial holder of such note (the “Closing Date”).

The Term B Facility will mature and be payable in full on the 6th anniversary of the Closing Date.

The Revolving Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full on the 5th anniversary of the Closing Date.

	Purpose:	The loans under the Term A Facility (the “Term A Loans”) and the loans under the Term B Facility (the “Term B Loans”) (collectively, the “Term Loans”) shall be used, together with the Senior Notes, to effectuate the Exchange for the Existing Tranche B Loans.

The proceeds of the Revolving Credit Facility shall be used (i) to pay fees and expenses incurred in connection with the Transactions and (ii) to provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

III.	Security	Each Loan Party shall grant the Administrative Agent and the Lenders valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in all of the following (collectively, the “Collateral”):

(a) all present and future shares of capital stock of (or other ownership or profit interests in) each of the present and future subsidiaries of such Loan Party (limited in the case of foreign subsidiaries, to 65% of the voting stock of each first-tier foreign subsidiary);

(b) substantially all of the present and future property and assets, real and personal, of such Loan Party, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable (including intercompany debt), material fee-owned real estate (other than the corporate campus in Jacksonville, Florida), fixtures, general intangibles, license rights, patents, trademarks, trade names, copyrights, chattel paper, insurance proceeds, contract rights, documents and instruments; and

(c) all proceeds and products of the property and assets described in clauses (a) and (b) above.

The Collateral shall ratably secure the relevant Loan Party’s obligations in respect of (i) the Senior Credit Facilities and (ii) any swap agreements or cash management arrangements entered into with a Lender or any affiliate of any Lender. Notwithstanding the foregoing, the Collateral shall exclude those assets as to which the Administrative Agent shall reasonably determine that the costs of obtaining a security interest are unreasonably excessive in relation to the benefit to the Lenders of the security afforded thereby.

IV.	Certain Payment Provisions

	Fees and Interest Rates:	As set forth on Annex I.

	Amortization:	Term A Facility: The Term A Facility will be subject to quarterly amortization of principal (in equal installments), with 5.00% of the initial aggregate advances to be payable on each quarterly date prior to the maturity date of such Term A Facility (commencing with December 2008), and the remaining initial aggregate advances to be payable at the maturity of the Term A Facility.

Term B Facility: The Term B Facility will be subject to quarterly amortization of principal (in equal installments), with 0.25% of the initial aggregate advances to be payable on each quarterly date prior to the maturity date of such Term B Facility (commencing with September 2008), and the remaining initial aggregate advances to be payable at the maturity of the Term B Facility.

The amortization of the advances of the Term Facilities described above is collectively referred to as the “Scheduled Amortization”.

Mandatory Prepayments:	In addition to scheduled amortization payments described above, the following amounts (each a “Mandatory Prepayment Amount”) will be applied to repay the Term Loans:

1. 100% of the net proceeds from the issuance of certain indebtedness of the Borrower and the Restricted Subsidiaries;

2. 100% of the net proceeds from asset sales by, and of the proceeds of casualty insurance, condemnation awards and similar recoveries received by, the Borrower and the Restricted Subsidiaries, in each case subject to exceptions and reinvestment provisions to be agreed; and

3. 50% (with step-down(s) to be agreed) of excess cash flow (to be defined) in excess of an amount to be agreed for each fiscal year of the Borrower (commencing with the first full fiscal year ended after the Closing Date), subject to a dollar-for-dollar reduction for any voluntary prepayments of loans under the Senior Credit Facilities made in cash during such fiscal year (provided that, in the case of the Revolving Credit Facility, any such prepayment is accompanied by a corresponding permanent reduction of the commitments thereunder).

The above mandatory prepayments will be applied ratably to the Scheduled Amortization of the Term Loans on a pro rata basis in direct order of maturity.

Optional Prepayments and Commitment Reductions:	Subject to the immediately succeeding paragraph, the Senior Credit Facilities may be prepaid by the Borrower without premium or penalty (other than with respect to breakage cost of any LIBOR loan) in customary minimum amounts to be agreed upon, and such optional prepayments of Senior Credit Facilities will be applied as directed by the Borrower. The unutilized portion of any commitment under the Revolving Credit Facility may be reduced or terminated by the Borrower at any time without penalty.

Notwithstanding anything herein to the contrary, all optional prepayments of the Term B Loans effected on or prior to the first anniversary of the Closing Date with the proceeds of certain new term loans having an interest rate spread that is less than the Term B Loans shall be accompanied by a prepayment fee equal to 1% of the aggregate principal amount of such prepayments.

V.	Conditions

	Initial Conditions:	The initial availability of the Senior Credit Facilities shall be conditioned upon satisfaction or waiver of the conditions precedent set forth in Annex II hereto.

	On-Going Conditions:	The making of each extension of credit shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the Credit Documentation (as defined in Annex II) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

VI.	Certain Documentation Matters	The Credit Documentation shall contain representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the Lenders, including, without limitation:

	Representations and Warranties:	(i) Corporate status; (ii) corporate power and authority, enforceability; (iii) no violation of law, material contracts or organizational documents; (iv) no material litigation; (v) accuracy and completeness of specified financial statements and other information and no material adverse change; (vi) no required governmental, regulatory or third party approvals or consents; (vii) use of proceeds/compliance with margin regulations; (viii) valid title to property and assets, free and clear of liens, charges and other encumbrances; (ix) status under Investment Company Act; (x) ERISA matters; (xi)

environmental matters; (xii) perfected liens, security interests and charges; (xiii) solvency at closing; (xiv) tax status and payment of taxes; and (xv) enforceability of Transaction Documents (as defined in Annex II).

Affirmative Covenants:	(i) Compliance with laws and regulations (including, without limitation, ERISA and environmental laws); (ii) payment of taxes and other similar obligations; (iii) maintenance of insurance; (iv) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (v) visitation and inspection rights; (vi) keeping of proper books to allow financial statements to be prepared in accordance with generally accepted accounting principles; (vii) maintenance of properties; (viii) use of proceeds; (ix) designation of subsidiaries; (x) further assurances as to perfection and priority of security interests, additional guarantees and additional collateral; and (xi) customary financial and other reporting requirements (including, without limitation, audited annual financial statements within 90 days of year-end and quarterly unaudited financial statements within 45 days of quarter-end, notices of defaults, compliance certificates, annual forecasts, notices of material litigation and proceedings, material environmental actions and liabilities and material ERISA events and liabilities, reports to shareholders, and other business and financial information as any Lender shall reasonably request through the Administrative Agent).

Financial Covenants:	(With definitions and levels to be agreed upon, and with compliance tested beginning with the fiscal quarter of the Borrower ended September 30, 2008):

• Minimum Interest Coverage; and

• Maximum Total Leverage.

All of the financial covenants will be calculated on a consolidated basis and for each consecutive four fiscal quarter period, except that during the first year following the Closing Date the measurement of net cash interest expense shall be made for the period of time since the Closing Date and annualized.

Negative Covenants:	Restrictions on (i) liens; (ii) debt (including guarantee obligations); (iii) mergers and consolidations; (iv) sales, transfers and other dispositions of property and assets; (v) loans, acquisitions, joint ventures and other investments; (vi) in the case of the Borrower, dividends and other distributions to, and redemptions and repurchases from, equity holders; (vii) prepaying, redeeming or repurchasing certain debt; (viii) negative pledge clauses and clauses restricting subsidiary distributions or intercompany asset transfers; (ix) material changes in the nature of business; and (x) transactions with affiliates.

Events of Default:	(i) Nonpayment of principal when due and nonpayment of interest, fees or other amounts after a grace period to be agreed upon, (ii) any representation or warranty proving to have been materially incorrect when made or confirmed; (iii) failure to perform or observe covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); (iv) cross-defaults to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency events (with grace period for involuntary proceedings); (vi) judgment defaults in an amount to be agreed; (vii) impairment of loan documentation or of security, or the assertion of such impairment, in writing, by any Loan Party; (viii) change of control (to be defined); and (ix) customary ERISA defaults.

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of outstanding loans and letters of credit and unused commitments under the Senior Credit Facilities (the “Required Lenders”), except that (a) the consent of each Lender affected thereby shall be required with respect to (i) increases in commitment amounts, (ii) reductions in the amount or extensions of the scheduled date of amortization or final maturity and (iii) reductions in the rate of interest or any fee or extensions of any due date thereof and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) release of all or substantially all of the Collateral or value of the Guarantees.

Notwithstanding the foregoing, if any amendment or waiver that requires the unanimous consent of the Lenders is agreed to by the Required Lenders, the Borrower shall have the right to substitute any non-consenting Lender by having its loans and commitments assigned, at par, to one or more other institutions, subject to the assignment provisions. Notwithstanding the foregoing sentence, in connection with any amendment effected on or prior to the first anniversary of the Closing Date that reduces or could have the effect of reducing the interest rate spread on the Term B Loans, the Borrower shall pay a fee to each Term B Lender (whether or not such Lender consents to such amendment) equal to 1% of such Lender’s Term B Loans outstanding on the effective date of such amendment.

Assignments and
Participations:	The Lenders shall be permitted to assign all or a portion of their loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) a payment or bankruptcy Event of Default has occurred and is continuing, (b) in the case of the Term Facilities, the Administrative Agent, unless the assignee is a Lender, an affiliate of a Lender or an approved fund and (c) the case of the Revolving Credit Facility, the Administrative Agent, the Issuing Bank and the Swing Line Lender. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1 million (in the case of the Term Facilities) and $5 million (in the case of the Revolving Credit Facility), unless otherwise agreed by the Borrower and the Administrative Agent.

The Lenders shall also be permitted to sell participations in their Loans and commitments. Participants shall have customary voting rights with respect to matters requiring unanimous consent of the Lenders, and the same benefits as the Lenders with respect to yield protection and increased cost provisions.

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and
Indemnifications:	If the Closing Date occurs, the Borrowers will pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and each Lead Arranger associated with the syndication of the Senior Credit Facilities and the preparation, administration and enforcement of all loan documentation, including, without limitation, the reasonable legal fees and expenses of Davis Polk & Wardwell, counsel to the Lead Arrangers and Administrative Agent. The Borrowers will also pay the reasonable out-of-pocket expenses of each Lender in connection with the enforcement of any of the loan documentation related to the Senior Credit Facilities (including, without limitation, reasonable fees and expenses of one outside counsel to the Administrative Agent and the Lenders).

Governing Law and
Non-Exclusive Forum:	State of New York.

Counsel to the
Administrative Agent
and the Lead Arrangers:	Davis Polk & Wardwell.

Annex I
Interest

Interest Rate Options:	The Borrower may elect that the Loans (other than Swingline Loans) comprising each borrowing bear interest at a rate per annum equal to:

the ABR plus the Applicable Margin; or

the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“ABR” means the higher of (i) the rate of interest publicly announced by JPMCB as its prime rate in effect at its principal office in New York City (the “Prime Rate”) and (ii) the federal funds effective rate from time to time plus 0.5%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“Applicable Margin” means:

(a) with respect to the Term B Facility, (i) 2.50% per annum in the case of Eurodollar Loans (as defined below) and (ii) 1.50% per annum in the case of ABR Loans (as defined below); and

(b) with respect to (i) the Term A Facility and (ii) the Revolving Credit Facility, (A) until the 6-month anniversary of the Closing Date, (1) 2.50% per annum in the case of Eurodollar Loans and (2) 1.50% per annum in the case of ABR Loans and (B) thereafter, a percentage per annum to be determined in accordance with a leverage ratio-based pricing grid to be agreed.

“LIBO Rate” means the rate at which eurodollar deposits in the London interbank market for the applicable interest period are quoted on the applicable Reuters screen.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:	Any overdue amounts (regarding which all applicable grace periods have expired) under the Senior Credit Facilities shall, at the election of the Required Lenders or the Administrative Agent, bear interest at the rate that is 2% above the rate otherwise applicable thereto (in the case of overdue principal) and 2% above the rate applicable to ABR Loans (in the case of all other overdue amounts) (the “Default Rate”). In addition, after the occurrence of any bankruptcy Event of Default, all overdue amounts (regarding which all applicable grace periods have expired) under the Senior Credit Facilities shall automatically bear interest at the Default Rate.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Commitment Fee:	Commencing on the Closing Date, a commitment fee equal to 0.50% per annum (calculated on a 360-day basis) shall be payable on the unused portions of the Revolving Credit Facility, such fee to be payable quarterly in arrears and on the date of termination or expiration of the commitments. The commitment fee rate will be subject to step-downs to be determined in accordance with a leverage ratio-based pricing grid to be agreed, commencing with the 6-month anniversary of the Closing Date.

Letter of Credit Fees:	Letter of Credit fees equal to the Applicable Margin from time to time on Revolving Credit Eurodollar Loans on a per annum basis will be payable quarterly in arrears and shared proportionately by the Lenders under the Revolving Credit Facility. In addition, a fronting fee to be agreed will be payable to the Issuing Bank for its own account. Both the Letter of Credit fees and the fronting fees will be calculated on the amount available to be drawn under each outstanding Letter of Credit.

Annex II
Summary of Initial Conditions Precedent
The availability of the Senior Credit Facilities will be subject to the satisfaction or waiver of the following conditions precedent:
(a)	The Loan Parties shall have executed and delivered definitive financing documentation with respect to the Senior Credit Facilities consistent with the provisions with this Term Sheet reasonably satisfactory to the Lenders and the Borrower (the “Credit Documentation”).

(b)	The final terms and conditions of each aspect of the Transactions, including without limitation, all tax aspects thereof, shall be consistent in all material respects with the terms set forth in the contribution and distribution agreement between the Borrower and the Parent (the “Distribution Agreement”) and the information set forth in the Form 10. The Lead Arrangers shall be reasonably satisfied with the terms and conditions of (A) the Distribution Agreement and any other contribution and separation agreements and other documents relating to the Contribution, the Exchange and the Spinoff (including as to the allocation of liabilities), (B) the documentation relating to the establishment of the Borrower, (C) the indenture for the Senior Notes and all other documents evidencing or governing the Senior Notes or guarantees thereof, and (D) all other agreements, instruments and documents relating to the Transactions (the agreements, instruments and documents referred to clauses (A) through (D), collectively, the “Transaction Documents”). The Transaction Documents shall not have been altered, amended or otherwise changed or supplemented or any condition therein waived, in each case in a manner that is materially adverse to the interests of the Lenders, without the prior written consent of the Lead Arrangers. The Contribution shall have been consummated, and the Lead Arrangers shall be reasonably satisfied that the Spinoff and the Exchange will be consummated substantially contemporaneously with each other, in each case substantially in accordance with the terms of the applicable Transaction Documents and applicable law and regulatory approvals. The Senior Notes shall have been (or substantially contemporaneously with the closing of the Transactions shall be) issued by the Borrower in an aggregate principal amount that together with the aggregate principal amount of the Term Facilities shall equal $1,585,000,000.

(c)	There shall not have occurred between December 31, 2007 and the Closing Date any event, occurrence, change, state of circumstances or condition which, individually or in the aggregate has had or could reasonably be expected to (i) have a material adverse effect on the business, assets, liabilities, results of operations or financial position of (A) the Borrower and its subsidiaries taken as a whole or (B) the Acquired Business or (ii) materially and adversely affect (x) the ability of the Borrower to perform its obligations under the applicable loan documentation or (y) the rights and remedies of the applicable lenders under such loan documentation.

(d)	Completion of all necessary searches, filings and recordations in connection with the liens and security interests in the Collateral; and receipt of evidence reasonably satisfactory to the Administrative Agent regarding maintenance of acceptable insurance (including the naming of the Administrative Agent as loss payee, if requested by it).

(e)	The Lenders shall have received customary legal opinions, a solvency certificate from the chief financial officer of the Borrower (after giving effect to the Transactions and the incurrence of indebtedness relating thereto) and customary certificates, resolutions and other closing documents, all reasonably satisfactory to the Lead Arrangers.

(f)	The Lenders shall have received (i) audited consolidated financial statements of the Borrower for the fiscal year ended December 31, 2007 and (ii) unaudited interim consolidated financial statements of the Borrower for each subsequent fiscal quarter ending at least 45 days prior to the Closing Date. The Lenders shall have received pro forma consolidated financial statements as to the Borrower and its subsidiaries, and forecasts of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of the Senior Credit Facilities.

(g)	All accrued fees and expenses of the Administrative Agent and the Lead Arrangers (including the fees and expenses of counsel for the Administrative Agent and the Lead Arranger) and all accrued fees of the Lenders shall have been paid.

(h)	(i) The accuracy in all material respects of all representations and warranties in the Credit Documentation and (ii) there being no default or event of default in existence at the time of, or after giving effect to, the making of the Term Loans or any extension of credit under the Revolving Credit Facility on the Closing Date.

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